As filed with the Securities and Exchange Commission on August 8, 2018.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________

Great Western Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-1308512
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)
225 South Main Avenue Sioux Falls, South Dakota	57104
(Address of principal executive offices)	(Zip Code)

Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan
Great Western Bancorp, Inc. 2014 Non-Employee Director Plan
(Full title of the plan)
_________________________
Donald J. Straka
General Counsel
Great Western Bancorp, Inc.
225 S. Main Ave.
Sioux Falls SD 57104
(605) 334-2548
(Name and address, including zip code, and telephone number, including area code, of agent for service)
___________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer”, “accelerated filer," “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)
Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share, under the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan	562,000 shares	$42.43	$23,845,660.00	$2,968.78
Common Stock, par value $0.01 per share, under the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan	38,000 shares	$42.43	$1,612,340.00	$200.74

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) that may be issuable under the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan and the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan as a result of any stock dividend, stock split, recapitalization or similar transaction affecting the Common Stock.

(2)
Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the amount of the registration fee on the basis of the average of the high and low prices per share of the Common Stock as reported on the New York Stock Exchange on August 7, 2018.

EXPLANATORY NOTE
On February 22, 2018, at the annual meeting of shareholders of Great Western Bancorp, Inc. (the “Company”), the Company’s shareholders approved amendments to the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) and the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan (the “Director Plan,” and together with the Omnibus Plan, the “Plans”) which: (i) amended the Omnibus Plan to increase the number of shares of Common Stock (the “Shares”), that may be issued under the Omnibus Plan by 562,000 Shares from the 813,889 Shares which were originally authorized for issuance, resulting in a total of 1,375,889 Shares being authorized for issuance under the Omnibus Plan; and (ii) amended the Director Plan to increase the number of Shares that may be issued under the Director Plan by 38,000 Shares from the 83,333 Shares which were originally authorized for issuance, resulting in a total of 121,333 Shares being authorized for issuance under the Director Plan. This Registration Statement on Form S-8 (the “Registration Statement”) covers the additional 562,000 Shares authorized for issuance under the Omnibus Plan and the additional 38,000 Shares authorized for issuance under the Director Plan.
Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 with respect to the Plans (Registration No. 333-199426), filed with the Securities and Exchange Commission (the “Commission”) on October 16, 2014 (the “Original Registration Statement”), including the information contained therein, is hereby incorporated by reference into this Registration Statement, except that the provisions contained in Part II of the Original Registration Statement is modified as set forth in this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission, are incorporated by reference into this Registration Statement:

(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed with the Commission on November 28, 2017, which includes audited financial statements for the Company’s most recent fiscal year-end;

(b)
The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2017, March 31, 2018 and June 30, 2018 filed with the Commission on February 7, 2018, May 8, 2018 and August 7, 2018, respectively;

(c)
The Company’s Current Reports on Form 8-K, filed with the Commission on October 26, 2017, October 30, 2017, December 18, 2017, January 23, 2018, January 25, 2018, February 22, 2018, February 26, 2018, February 28, 2018, March 15, 2018, April 26, 2018, May 2, 2018, July 25, 2018 and July 26, 2018; and

(d)	The Company’s Proxy Statement for the annual meeting of shareholders held on February 22, 2018, filed with the Commission on January 10, 2018; and

(e)
The description of the Common Stock contained in its Registration Statement on Form 8-A (File No. 001-36688) filed with the Commission on October 14, 2014, including any amendments or reports files for purposes of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or current report of the Company or document that is not deemed filed under such provisions. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8.     Exhibits.
The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota, on August 8, 2018.

Great Western Bancorp, Inc.
By:	/s/ Kenneth Karels
Name: Kenneth Karels
Title: President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Donald J. Straka and Peter Chapman, or any one of them, their true and lawful attorney-in-fact, with full power of substitution and resubstitution, for their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities indicated on August 8, 2018.

Signatures	Title

/s/ Ken Karels	Chairman, President and Chief Executive Officer
Ken Karels	(Principal Executive Officer)

/s/ Peter Chapman	Chief Financial Officer and Executive Vice President
Peter Chapman	(Principal Financial Officer and Principal Accounting Officer)

/s/ James Brannen	Director
James Brannen

/s/ Frances Grieb	Director
Frances Grieb

/s/ Thomas Henning	Lead Independent Director
Thomas Henning

/s/ James Israel	Director
James Israel

/s/ Stephen Lacy	Director
Stephen Lacy

/s/ Daniel Rykhus	Director
Daniel Rykhus

/s/ James Spies	Director
James Spies

EXHIBIT LIST

Number	Description

4.1	Amended and Restated Certificate of Incorporation of Great Western Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-1, as amended (File No. 333-198458)).

4.2	Amended and Restated Bylaws of Great Western Bancorp, Inc., (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-1, as amended (File No. 333-198458)).

5.1 *	Opinion of Nyemaster Goode, P.C.

10.1	Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement dated January 10, 2018)

10.2	Great Western Bancorp, Inc. 2014 Non-Employee Director Plan (incorporated by reference to Appendix B to the Company’s Proxy Statement dated January 10, 2018)

23.1 *	Consent of Nyemaster Goode, P.C. (included in Exhibit 5.1)

23.2 *	Consent of Ernst & Young LLP.

24.1 *	Power of Attorney (included in the signature page to this Registration Statement).
* Filed herewith.